Exhibit 10.8

SUBORDINATED LOAN AGREEMENT, dated as of November 9, 2004, as amended, supplemented or otherwise modified from time to time (the “Agreement”), by and among MEMRY CORPORATION, a Delaware corporation (the “Parent”), MPAV ACQUISITION LLC, a Connecticut limited liability company (“Newco”), IRONBRIDGE MEZZANINE FUND, L.P., a Delaware limited partnership (“Ironbridge”), and BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership in its individual capacity (in said capacity, “BPCP” and together with Ironbridge, the “Lenders”), and in its capacity as agent for all the Lenders (the “Agent”). (The Parent and Newco are individually referred to herein as a “Borrower” and they are collectively referred to herein as the “Borrowers”.)

R E C I T A L S:

WHEREAS, the Borrowers, Putnam Plastics Corporation, a Connecticut corporation (“Putnam”), and the other parties named therein are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Newco is acquiring substantially all of the assets and assuming certain of the liabilities of Putnam;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Parent and Webster Business Credit Corporation, a New York corporation, are entering into a Credit and Security Agreement, dated as of the date hereof, simultaneously with the execution and delivery of this Agreement;

WHEREAS, Newco is executing and delivering a Guaranty, dated as of the date hereof, in favor of Webster Business Credit Corporation (the “Newco Guaranty”) simultaneously with the execution and delivery of such Credit and Security Agreement pursuant to which Newco is guaranteeing the obligations of the Parent pursuant to such Senior Credit Agreements (as defined below); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement and the Senior Credit Agreements (as defined below), the Borrowers and the Lenders desire to enter into this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Accountants” shall have the meaning set forth in Section 6.23 hereof.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any

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Subsidiary of such Person or (iii) of any Person described in clause (a) above. As used hereinabove, “control” of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the directors, partners or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall mean BPCP in its capacity as agent for all Lenders hereunder and any successor thereto in such capacity.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Authority” shall have the meaning given to such term in Section 6.17(d).

“Balance Sheet Date” shall mean June 30, 2004.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Biomer Technology Investment” shall mean (i) the $400,000 of two percent (2%) Unsecured Convertible Loan Notes 2005 issued by Biomer Technology Limited to the Parent, and any debt, equity or combined debt and equity securities received by the Parent upon the conversion thereof, and (ii) any other securities issued by Biomer Technology Limited to the Parent, directly or indirectly, pursuant to the Parent’s existing obligations to make a further investment in Biomer Technology Limited under certain specified circumstances.

“Biomer Post-Closing Payments” shall mean the Parent’s existing obligation to make a further investment in the securities of Biomer Technology Limited under certain specified circumstances.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowers” shall have the meaning set forth in the preamble hereto.

“BPCP” shall have the meaning set forth in the preamble hereto.

“Brookside Note” shall mean the Subordinated Promissory Note, substantially in the form of Exhibit A, made by the Borrowers in favor of BPCP, as the same may be amended, supplemented, restated or otherwise modified or replaced from time to time and including any applicable note(s) issued in exchange for same.

“Business Day” shall mean any day on which commercial banks are open for commercial banking business in New York, New York.

“Capital Expenditures” shall mean, for any period, all expenditures of a Borrower or Borrowers on a consolidated basis for fixed or capital assets which, in accordance with GAAP, constitute capital expenditures in such period.

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“Capitalized Leases” shall mean leases under which the Borrowers or any of their Subsidiaries is the lessee or obligor, the discounted rental obligations under which are required to be capitalized on the balance sheet of the lessee or the obligor in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Parent): (a) an event or series of events by which any Person (other than any Permitted Holder) or group of persons or other entities (excluding Permitted Holders) acting in concert as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable (a “Group of Persons”), together with its or their Affiliates shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (A) be or become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than forty percent (40%) of the combined voting power of the then outstanding Voting Stock of the Parent or (B) otherwise has the ability, directly or indirectly, to elect, directly or indirectly, a majority of the members of the Board of Directors of the Parent or other equivalent governing body thereof, (b) individuals who at the beginning of any period of two consecutive calendar years (starting with the year commencing January 1, 2005) constituted the Board of Directors of the Parent (together with any new directors (i) elected by the Permitted Holders or (ii) whose election to the Board of Directors of the Parent, or whose nomination for election by the Parent shareholders, was approved by a vote of at least two-thirds of the members of the Board of Directors of the Parent then still in office who either were members of the Board of Directors of the Parent at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office or (c) the Parent consolidates with or merges with or into another Person (excluding any merger permitted under this Agreement) or the Parent or any of its Subsidiaries, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Parent and its Subsidiaries to any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee corporation representing more than fifty percent (50%) of the combined voting power of the then outstanding Voting Stock of the surviving or transferee corporation and immediately after such transaction no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of

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more than fifty percent (50%) of the combined voting power of the then outstanding Voting Stock of the surviving or transferee corporation.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon any Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean the date on which all conditions precedent set forth in Article V have been satisfied or waived in writing by the Lenders.

“Closing Fee” shall have the meaning set forth in Section 3.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall have the meaning set forth in the Pledge and Security Agreement.

“Competitor” shall mean a Person who directly or indirectly provides products or services that are the same as or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Borrowers and their Subsidiaries as of the date in question.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with the Borrowers or any of their Subsidiaries is treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Default” shall mean any of the events specified in Article IX, whether or not any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

“Designated Officer” shall mean the chief executive officer, chief financial officer or chief operating officer of a Borrower (regardless of title), or such other officer, lender or representative of a Borrower which Lenders may, at such Borrower’s request, permit to be a “Designated Officer” from time to time.

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“Dollars” and the sign “$” shall each mean Dollars in lawful currency of the United States of America.

“EBITDA” shall mean, for any fiscal period the sum of (i) net income (or loss) of the Borrowers on a consolidated basis for such period (excluding extraordinary gains and losses but including, for the avoidance of doubt, the net proceeds from business interruption insurance), plus (ii) to the extent deducted in determining such net income (or loss) of the Borrowers, the following: (A) all interest expense of the Borrowers on a consolidated basis for such period; and (B) amounts expensed by the Borrowers on a consolidated basis for such period for federal, state and local income taxes (including, without limitation, for the avoidance of doubt, the use of deferred tax assets); (C) depreciation expenses for such period; (D) amortization expenses for such period; (E) any fees or expenses incurred in connection with the consummation of the transactions contemplated by the Senior Credit Agreements, this Agreement or the Purchase Agreement to the extent same are not capitalized and do not exceed the Materiality Threshold (for the avoidance of doubt, if same are capitalized they shall be covered by clauses (C) or (D) above); and (F) any non-cash charges or expenses as a result of the operation of SFAS 141 or 142 and relating to the impairment of goodwill.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to qualify for favorable tax treatment under Section 401(a) of the Code maintained or contributed to by any Borrower or any ERISA Affiliate other than a Multiemployer Plan.

“Employee Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate other than a Multiemployer Plan.

“Environmental Complaint” shall have the meaning set forth in Section 6.17(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“EPA” shall have the meaning set forth in Section 4.16(b).

“Equity Interests” shall mean: (i) in the case of a corporation, its capital stock, including its common stock and any preferred stock; (ii) in the case of a partnership, all partnership interests therein, including special, limited and general interests; (iii) in the case of a limited liability company, all membership interests therein; and (iv) in the case of any other entity, all interests evidencing equity ownership therein.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with the Borrowers under Section 414 of the Code.

“ERISA Reportable Event” shall mean a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

“Existing Lender” shall mean Webster Bank, National Association.

“Existing Lender Liens” shall mean Liens on Collateral retained by the Existing Lender to secure payment of the Existing Loans, to be released on the Closing Date in conjunction with full payment of the Existing Loans.

“Existing Loans” shall mean all Indebtedness owing by the Parent to the Existing Lender on the Closing Date, whether secured or unsecured.

“Event of Default” shall mean any of the events specified in Article IX, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Finished Goods” shall mean finished goods held for sale by a Borrower in the ordinary course of its business.

“Fiscal Month” shall mean a fiscal month of a Fiscal Year.

“Fiscal Quarter” shall mean a fiscal quarter of a Fiscal Year, in each case ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” shall mean Borrowers’ Fiscal Year as in effect on the Closing Date.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any applicable fiscal period of Borrowers, the ratio of (a) EBITDA for such period, minus any Unfinanced Capital Expenditures made during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean and include, with respect to any applicable fiscal period of Borrowers, the sum (without duplication) of (i) all scheduled payments (excluding mandatory prepayments) of principal made on Funded Indebtedness of Borrowers and their Subsidiaries on a consolidated basis outstanding during such period (excluding Revolving Advances as defined in the Senior Credit Agreements), plus (ii) all cash payments of interest of a Borrower or Borrowers on a consolidated basis (including Revolving Advances as defined in the Senior Credit Agreements) during such period, plus (iii) all capitalized lease payments of Borrowers on a consolidated basis made during such period, plus (iv) all charges against income of Borrowers on a consolidated basis for such period for federal, state and local taxes actually paid in cash during such period.

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“Foster Supply Agreement” shall mean the Supply Agreement, dated on or about the date hereof, between Newco and Foster Corporation, as modified from time to time.

“Funded Indebtedness” shall mean all Indebtedness (without duplication): (i) for money borrowed including the Advances as defined in the Senior Credit Agreements (ii) for the deferred payment for a term of one (1) year or more of the purchase price of any asset, and (iii) consisting of Capitalized Lease obligations minus cash and cash equivalents.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guaranteed Pension Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hazardous Discharge” shall have the meaning set forth in Section 6.17(d) hereof.

“Hazardous Substances” shall have the meaning set forth in Section 4.16(b).

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Contract” shall mean any “hedge,” “swap,” “collar,” “cap” or similar agreement between a Borrower and any other financial institution, intended to fix the relative amount of such Borrower’s risk in respect of changes in interest rates and foreign currency exchange.

“Indebtedness” of a Person shall mean without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than (1) trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices and (2) any obligations with respect to the Working Capital Adjustment or Tax Gross-Up Amount or the JV Payment (as each of such terms is respectively defined in the Purchase Agreement)), (b) obligations evidenced by a note, bond, debenture or similar instrument, (c) obligations under Capitalized Leases, (d) reimbursement obligations for letters of credit, banker’s acceptances or other credit accommodations, (e) net liabilities under Hedge Contracts, (f) any guaranty (or the like) by such Person of the indebtedness of another Person, and (g) obligations secured by any Lien on such Person’s property, even if that Person has not assumed such obligations. Any Indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the Indebtedness secured thereby, whether or not actually so created, assumed or incurred.

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“Interest Payment Date” shall mean (a) the last day and, if such day is not a Business Day, the next succeeding Business Day, of March, June, September and December in each year, commencing December 31, 2004, and (b) the Termination Date.

“Inventory” shall mean and include as to each Borrower, or as to any third party, all of such Borrower’s or third party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all Raw Materials, Work In Process, Finished Goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Ironbridge” shall have the meaning set forth in the preamble hereto.

“Ironbridge Note” shall mean the Subordinated Promissory Note, substantially in the form of Exhibit A, made by the Borrowers in favor of Ironbridge, as the same may be amended, supplemented, restated or otherwise modified or replaced from time to time and including any applicable note(s) issued in exchange for same.

“Lenders” shall have the meaning set forth in the preamble hereto.

“Leverage Ratio” shall mean, as at any particular date, the ratio of (a) Funded Indebtedness of Borrowers, determined on a consolidated basis in accordance with GAAP as of such date, to (b) EBITDA for the twelve (12) Fiscal Months then ended (for example, in determining the leverage ratio as of March 31, 2005, the EBITDA for the Fiscal Quarter ending March 31, 2005 would be multiplied by four and in determining the Leverage Ratio as of June 30, 2005, the EBITDA for the two Fiscal Quarters ending June 30, 2005 would be multiplied by two).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any lease (excluding operating leases) having substantially the same economic effect as any of the foregoing, and the lawful filing of, or agreement to give, any financing statement (evidencing a security interest or consignment) under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean the loans made by the Lenders to the Borrowers hereunder in the aggregate original principal amount of Seven Million Dollars ($7,000,000.00).

“Loan Documents” shall be the collective reference to this Agreement, the Notes, the Subordination Agreement and all other instruments, documents and agreements executed by or on behalf of the Borrowers or any Subsidiary and delivered concurrently herewith or at any time hereafter to or for the benefit of the Lenders in connection with the Loan and other

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transactions contemplated by this Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of the Borrowers taken as a whole, (b) Borrowers’ ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Lenders’ Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the material benefits of Lenders’ and each Lender’s material rights and remedies under this Agreement and the other Loan Documents.

“Material Agreements” shall mean and include, in the case of each Borrower, the following: (i) any lease of Real Property, (ii) any lease of personal property having aggregate annual rentals in excess of the Materiality Threshold; (iii) any license agreement for the use of any intellectual property necessary for, or material to, to the operation of its business, (iv) any agreement evidencing, pertaining to or securing the payment of, any Indebtedness, (v) any labor or union contract, (vi) any employment contracts with executive officers of Borrowers, (vii) any long-term purchase or supply contracts, and (viii) any other contract or agreement the termination of which (without its contemporaneous replacement) would reasonably be expected to have a Material Adverse Effect.

“Materiality Threshold” shall mean One Hundred Ten Thousand Dollars ($110,000.00).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Newco” shall have the meaning set forth in the preamble hereto.

“Newco Guaranty” shall have the meaning set forth in the preamble hereto.

“Notes” shall mean the Brookside Note and the Ironbridge Note.

“Obligations” shall mean all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrowers to any or all of the Lenders pursuant to this Agreement, any other Loan Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Organic Documents” shall mean: (i) for a corporation, its articles (or certificate) of incorporation and bylaws; (ii) for a partnership, its articles of organization (if any) and partnership agreement; and (iii) for a limited liability company, its articles (or certificate) of organization and any operating agreement; together with, for each such entity and any other entity not described above, such other, similar documents as are integral to its formation or the conduct of its business operations.

“Other Existing Liens” shall mean those Liens set forth in Schedule 1.01.

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“Other Existing Subsidiaries” shall mean Wright Machine Corporation, a Delaware corporation.

“Parent” shall have the meaning set forth in the preamble hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean (a) Liens in favor of the Senior Lender or its representatives to secure the Senior Indebtedness, (b) Liens for the benefit of the Lenders to secure the Obligations; (c) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, however, that either (1) the Lien has no effect on the priority of the Liens in favor of Lenders or the value of the assets in which Lenders have such a Lien and a stay of enforcement of any such Lien shall be in effect or (2) the amount of such charges, individually or in the aggregate, does not exceed the Materiality Threshold, (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) judgment Liens which do not otherwise constitute an Event of Default under Section 9.01(f) that have been (and remain) stayed or bonded and are being contested in good faith by the applicable Borrower or Subsidiary, provided, however, that adequate reserves have been posted therefor to the extent required by GAAP; (f) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower’s business; (g) mechanic’s, worker’s, materialmen’s or other like Liens arising in the ordinary course of any Borrower’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; (h) Liens placed upon fixed assets or capital (and the proceeds thereof) hereafter acquired to secure a portion of the purchase price thereof or consisting of a Capitalized Lease, provided that (1) any such Lien shall not encumber any other property of the Borrowers and (2) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any Fiscal Year shall not exceed the amount provided for in Section 7.09; (i) Liens in the nature of ownership interests of lessors of real and personal property, to the extent such leases are not prohibited by this Agreement; (j) other Liens incidental to the conduct of Borrowers’ business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Lender’s rights in and to the Collateral or the value of Borrowers’ property or assets or which do not materially impair the use thereof in the operation of Borrowers’ business; (k) the Existing Lender’s Liens pending full payment of the Existing Lender’s Liens on the Closing Date; and (l) the Other Existing Liens.

“Permitted Hedge Contracts” shall mean any Hedge Contracts entered into in the ordinary course of, and pursuant to the reasonable requirements of, Borrowers’ business, and not for speculative purposes in any event, including, without limitation, any Hedge Contract entered into with respect to any Senior Indebtedness.

“Permitted Holders” shall mean all officers and directors of any Borrower on the date hereof and James Dandeneau and their respective Affiliates.

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“Person” shall mean any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, maintained for employees of Borrowers or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge and Security Agreement” shall have the meaning set forth in Section 5.16.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Purchase Agreement” shall have the meaning set forth in the preamble hereto.

“Putnam Lease” shall mean that certain Commercial Lease Agreement, dated as of November 9, 2004, between James V. Dandeneau and Newco, as modified from time to time.

“Putnam Plastics Seller Debt” shall mean the Post-Closing Payments (as defined in the Purchase Agreement”).

“Raw Materials” shall mean goods held by a Borrower for use in the production of Finished Goods.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Estate” shall mean all real property owned or leased (as lessee or sublessee) by the Borrowers or any of their Subsidiaries as of the date hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean one or more Lenders holding not less than sixty percent (60.0%) of the outstanding Loan.

“SARA” shall have the meaning set forth in Section 4.16(a).

“Senior Credit Agreements” shall mean (i) the Credit and Security Agreement, dated as of the date hereof, between the Parent and Webster Business Credit Corporation, in its individual capacity and as agent for the lenders thereunder and any other loan agreement or credit agreement at any time governing the Senior Indebtedness, and (ii) the Newco Guaranty

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and any other guaranty by a Subsidiary of a Borrower of the Senior Indebtedness, in each case as the same may be amended, modified, extended, renewed, restated, supplemented, restructured or refinanced from time to time as permitted pursuant to the terms of the Subordination Agreement.

“Senior Indebtedness” shall mean all liabilities, indebtedness and other obligations of every nature of the Borrowers from time to time owing to the Senior Lender under the Senior Loan Agreements, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct or contingent, fixed or otherwise, heretofore, now and hereafter owing, due and payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of the Subordination Agreement and (b) any interest accruing thereon after the commencement of a Proceeding under the Bankruptcy Code without regard to whether or not such interest is an allowed claim; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed the sum, at the time the amount of Senior Indebtedness is being determined, of (i) (A) the principal amount of the loans and any unfunded loan commitments under the Senior Credit Agreements as in effect on the date hereof reduced by (B) the amount of any repayments and commitment reductions under the Senior Credit Agreements to the extent that such payments and reductions may not be reborrowed (specifically excluding from this clause (B) however, (x) any repayments of the revolving loans under the Senior Credit Agreements and (y) any repayments and commitment reductions in connection with any Permitted Refinancings (as defined in the Subordination Agreement)), plus (ii) Two Million Five Hundred Thousand Dollars ($2,500,000). Senior Debt shall be considered outstanding whenever any loan commitment under the Senior Loan Documents is outstanding.

“Senior Lender” shall mean the “Lender” or “Lenders” as such term(s) is defined in the Senior Credit Agreements.

“Senior Loan Documents” shall mean, collectively, the Senior Credit Agreements, the promissory notes issued thereunder, security documents, and other documents executed pursuant thereto or in connection therewith, as the same may be amended, modified, extended, renewed, restated, supplemented, restructured or refinanced from time to time as permitted pursuant to the terms of the Subordination Agreement.

“Specified Joint Venture” shall mean the joint venture (or other substitute arrangement) with Johnson & Johnson or an Affiliate thereof contemplated under the Purchase Agreement.

“Subordination Agreement” shall mean the Subordination Agreement, dated as of the date hereof, among the Borrowers, the Senior Lender and the Lenders, as the same may be amended, modified, extended, renewed, restated, supplemented, replaced, restructured or refinanced from time to time.

“Subsidiary” shall mean a corporation or other entity of whose shares of Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation

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or other entity, or other Persons performing similar functions for such corporation or entity, are owned, directly or indirectly, by such Person. Unless otherwise expressly provided herein, references herein to a “Subsidiary” or the “Subsidiaries” shall mean and refer to Subsidiaries of the Borrowers, including any not in being on the Closing Date in anticipation of their subsequent creation or acquisition in accordance with the terms hereof.

“Termination Date” shall mean the earlier of (i) the date on which the Loan has been paid in full and all other Obligations in connection therewith and herewith have been satisfied and (ii) November 9, 2010.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures not financed by the incurrence of purchase money Indebtedness or Capitalized Leases permitted to be incurred pursuant to Section 7.09.

“Voting Stock” shall mean, with respect to the Parent, securities of any class or classes of capital stock in the Parent entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of the Parent.

SECTION 1.02. Other Definitional Provisions. (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate, report or other document made or delivered pursuant hereto or thereto.

(b) As used herein, in the Notes and in any certificate, report or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited and unaudited financial statements referred to in Section 4.04(b). To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein shall control.

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(c) The words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(d) The meanings given to the terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

(f) References to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, restatements, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document.

(g) References to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

ARTICLE II

Loan Facility

SECTION 2.01. The Loan. Subject to the terms and conditions hereof, the Lenders hereby agree to lend to the Borrowers on the Closing Date the aggregate principal amount of Seven Million Dollars ($7,000,000.00).

SECTION 2.02. Procedure for Borrowing. The Borrowers shall give irrevocable written notice to the Agent prior to 11:00 a.m. (or such later time as the Lenders may otherwise consent to), New York City time, on the Closing Date of their intention to borrow the Loan, which notice shall state that the Lenders shall make payment to the Borrowers by wire transfer to specified account(s) of the Borrowers (or such other account(s) of any third party) designated in such notice. If the terms and conditions hereof have been met to the satisfaction of the Lenders, by 2:00 p.m. (or such later time as the Lenders may otherwise consent to) on the Closing Date, each Lender shall make available to the Borrowers (or such third party) in the manner specified by the Borrowers in such notice the amount of the Loan to be made by such Lender as set forth on Schedule 2.02 in immediately available funds.

SECTION 2.03. The Notes. The Loan shall be (a) evidenced by the Notes, (b) payable to each Lender or its registered assignee(s) in the principal amounts set forth on Schedule 2.02, (c) dated the Closing Date and (d) stated to mature on November 9, 2010. On the maturity date of the Notes, the full principal amount of the Loan then outstanding shall be due and payable together with all accrued but unpaid interest, fees and other amounts due and payable hereunder. The Notes shall bear interest on the unpaid principal amounts thereof at the

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applicable interest rate per annum specified in Section 3.01. Interest on the Notes shall be payable as specified in Section 3.01.

ARTICLE III

General Provisions Relating to the Loan

SECTION 3.01. Interest Rates and Payment Dates. (a) The Loan shall bear interest on the unpaid principal amount thereof (including PIK amounts as defined and provided for in the Notes) for the period from and including the Closing Date to and including the Termination Date, at a fixed rate per annum equal to seventeen and one-half percent (17.5%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed; provided, however, that if the income before income taxes of the Borrowers and their Subsidiaries (i) for the Fiscal Year ending June 30, 2005 is equal or greater than Four Million One Hundred Fifty Thousand Dollars ($4,150,000) or (ii) for any Fiscal Year thereafter is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000.00), in each case as set forth in the audited financial statements of the Borrowers and their Subsidiaries for such Fiscal Year delivered to the Lenders pursuant to Section 6.23 (provided, that for purposes of calculating such income before income taxes for purposes of this Section 3.01 any expenses or charges with respect to the impairment of goodwill under SFAS 141 or 142 and any expenses or other deductions relating to the Putnam Plastics Seller Debt shall be excluded as charges or expenses), the Loan shall bear interest on the unpaid principal amount thereof for the period (i) beginning on the first day of the Fiscal Quarter during which the Lenders receive such audited financial statements and (ii) ending on the last day of the third consecutive Fiscal Quarter after the end of the Fiscal Quarter referred to in subclause (i) above, at a fixed rate per annum equal to sixteen and one-half percent (16.5%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed. (For the avoidance of doubt, the Borrowers shall be entitled to a reduction for each such Fiscal Year that it meets such income before income taxes test). Such interest shall be paid currently at a fixed rate equal to twelve percent (12%) per annum on each Interest Payment Date and the remainder thereof shall accrue and be payable as provided in the Notes. During the continuance of an Event of Default the principal of the Loan shall, until such Event of Default has been cured, remedied or waived by the Required Lenders, bear interest at a rate per annum which is two hundred basis points (2.0%) greater than the rate that would otherwise be applicable.

(b) Interest shall be payable quarterly in arrears commencing on December 31, 2004, on each Interest Payment Date thereafter, upon prepayment of the Loan in part pursuant to (and to the extent required by) Section 3.02 and upon payment in full of the Loan.

SECTION 3.02. Optional and Mandatory Prepayments. (a) The Borrowers shall have the right, from time to time, to prepay the outstanding Loan, either in whole or in part, by payment of (i) the principal amount of the Loan or portion thereof to be prepaid, (ii) all accrued but unpaid interest on the principal amount or portion thereof to be prepaid and (iii) subject to Section 3.02(d), a premium equal to the applicable percentage of the principal amount of the Loan or portion thereof (but excluding the PIK Amounts) to be prepaid set forth below for the period during which such prepayment is made (together with accrued interest thereon to the date

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of such prepayment) upon at least five (5) Business Days’ prior notice to the Lenders (it being agreed that such a notice may be revoked):

Period	Percentage
Closing Date through November 8, 2005	3.0%
November 9, 2005 through November 8, 2006	2.0%
November 9, 2006 through November 8, 2007	1.0%
Thereafter	0.0%

Any optional partial prepayment of the Loan shall be in the minimum principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or an integral multiple thereof. No prepayment of the Loan shall be made without the written consent of the authorized representative for the Senior Lender unless the loans made pursuant to the Senior Credit Agreements shall have been previously or simultaneously repaid in full in cash and the commitments thereunder shall have terminated or unless the prepayment consists of a refinancing of the Loan that is expressly permitted under the Senior Credit Agreements.

(b) Promptly after any Change of Control, the Borrowers shall repay the Loan, together with the prepayment premium set forth in Section 3.02(a) and all accrued but unpaid interest on the amount so prepaid; provided, however, that no such prepayment of the Loan shall be made without the written consent of the authorized representative for the Senior Lender unless the loans made pursuant to the Senior Credit Agreements shall have been previously or simultaneously repaid in full in cash and the commitments thereunder shall have been terminated.

(c) Any prepayment shall be applied to the Notes pro rata in proportion to the relative outstanding principal amounts thereof.

(d) In the event that (i) the Borrower effects any acquisition (whether in the form of a stock acquisition, asset acquisition, merger, joint venture or otherwise) of all or any part of the property or assets of any Person which violates any provision of this Agreement, unless the Lenders otherwise consent to such acquisition (and waive such violation), or (ii) the Obligations are refinanced and in connection therewith any of the Lenders (or their Affiliates) extend credit to the Borrowers in an amount equal to or in excess of the Loan, then in each case the Borrower shall prepay the outstanding principal amount of the Loan, together with all accrued but unpaid interest thereon to the date of such prepayment, simultaneously with the consummation of such acquisition or refinancing, and, notwithstanding anything to the contrary set forth in this Section 3.02, no premium or penalty of any nature whatsoever, regardless of the date of such prepayment, shall be due or payable; provided, however, that such payment shall only be made (i) simultaneously with or following the payment in full in cash of all Senior

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Indebtedness and all other liabilities, indebtedness and obligations of the Borrowers due and payable to the Senior Lender pursuant to the terms of the Senior Loan Documents and the termination of the loan commitments under the Senior Credit Agreements, (ii) with the prior written consent of the authorized representative for the Senior Lender or (iii) if such payment of the Loan consists of a refinancing of the Loan that is expressly permitted under the Senior Credit Agreements.

SECTION 3.03. Closing Fee. The Borrowers agree to pay to the Lenders a closing fee equal to two percent (2.0%) (the “Closing Fee”) of the Loan payable on the Closing Date. The Borrowers have heretofore paid to the Agent One Hundred Twenty Five Thousand Dollars ($125,000). The Lenders shall apply such amount on the Closing Date to their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as described in Section 10.04, with any unused portion of such amount applied to the Closing Fee.

SECTION 3.04. Certain Waivers. (a) Except as otherwise expressly provided herein or other applicable Loan Document, the Borrowers hereby waive promptness, diligence, presentment, demand, protest, notice of any and all advances of the Loan made under this Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other such Loan Documents (except as aforesaid). The Borrowers hereby waive all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrower and any other entity or Person primarily or secondarily liable with respect to any of such Obligations, and all suretyship defenses generally. The Borrowers hereby assent to, and waive (i) notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of such Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of the Borrowers or any other entity or Person primarily or secondarily liable for any such Obligation and (ii) any suretyship type defense (except payment in full of the Obligations). Without limiting the generality of the foregoing, the Borrowers assent to any other action or delay in acting or failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy which might, but for the provisions of this Section 3.04, afford grounds for terminating, discharging or relieving the Borrowers, in whole or in part, from any of their obligations under this Section 3.04, it being the intention of the Borrowers that, so long as any of such Obligations hereunder remains

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unsatisfied, the obligations of the Borrowers under this Section 3.04 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of the Borrowers under this Section 3.04 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Borrowers or any Lender. Nothing contained in this Section 3.04 shall, or shall be interpreted to, limit the provisions of Section 10.02.

(b) The provisions of this Section 3.04 are made for the benefit of the Lenders and their permitted successors and assigns, and may be enforced by them from time to time against the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or such successors or assigns first to marshal any of their claims or to exercise any of their rights against the Borrowers or to exhaust any remedies available to them against the Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.04 shall remain in effect until all of such Obligations shall have been paid in full or otherwise fully satisfied.

SECTION 3.05. Use of Proceeds. The Borrowers shall use the proceeds of the Loan for the sole purposes of (i) funding a portion of the purchase price payable in connection with the consummation of the transactions contemplated by the Purchase Agreement and (ii) costs, expenses and fees in connection with the transactions contemplated by this Agreement, the Senior Credit Agreements or the Purchase Agreement.

ARTICLE IV

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loan hereunder, the Borrowers, jointly and severally, hereby represent and warrant to the Lenders that the following statements are and, immediately after giving effect to the transactions contemplated hereby, will be true, correct and complete:

SECTION 4.01. (a) Organization and Good Standing. Each of the Borrowers and each of their Subsidiaries (i) is a limited liability company, corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of organization or incorporation, (ii) has all requisite limited liability company, corporate or other legal entity power to own or lease its property, and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign limited liability company, corporation or other legal entity and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Materially Adverse Effect.

(b) Authorization. The execution, delivery and performance of this Agreement, the other Loan Documents and the Senior Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the limited liability company, corporate or other legal entity authority of such Person, (ii) have been duly authorized by all necessary limited

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liability company, corporate or other legal entity proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrowers or any of their Subsidiaries and (iv) do not conflict with any provision of the limited liability company agreement, corporate charter or bylaws or other organizational documents, or any agreement or other instrument binding upon, the Borrowers or any of their Subsidiaries.

(c) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.02. Governmental Approvals. The execution, delivery and performance by the Borrowers and their Subsidiaries of this Agreement, the other Loan Documents and the Senior Loan Documents to which each is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and except for filings which are necessary to perfect the Liens under the Loan Documents.

SECTION 4.03. Title to Properties; Leases. Attached hereto as Schedule 4.03 is a complete list of Real Estate owned or leased by the Borrowers or any of their Subsidiaries. The Borrowers and their Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date or as permitted hereunder since the Balance Sheet Date), subject to no rights of others (other than any rights of landlords or lessor under the applicable lease), including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except as otherwise permitted pursuant to the provisions of Section 7.03.

SECTION 4.04. Financial Statements and Projections. (a) Fiscal Year. Each of the Borrowers and their Subsidiaries has a fiscal year which ends on June 30 of each calendar year.

(b) Financial Statements. There has been furnished to the Lenders (A) the consolidated balance sheets of the Borrowers and their Subsidiaries as at the Balance Sheet Date, June 30, 2003 and June 30, 2002 and the consolidated statements of income of the Borrowers and their Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche, LLP (with respect to the Fiscal Year ended June 30, 2004) and McGladry Pullen, LLP (with respect to the Fiscal Years ended June 30, 2003 and June 30, 2002) and (B) unaudited consolidated balance sheets and consolidated statements of income and cash flow of the Borrowers and their

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Subsidiaries for that portion of the Fiscal Year ending on September 30, 2004. Such financial statements described in the preceding sentence have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of their operations for the fiscal period then ended subject to year-end adjustments in the case of interim statements.

(c) Projections. The projections of the annual operating budgets of the Borrowers and their Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2004 to 2009 Fiscal Years, copies of which have been delivered to the Lenders, are based on underlying assumptions which, to the extent that it is reasonable for the Borrowers to project operating budgets more than one year in advance given their business, provide a reasonable basis for such projections and represent the Borrowers’ collective judgment based on present circumstances of the most likely set of conditions and course of action for the projected period and were prepared on the basis of accounting policies consistent with the prior practices of the Borrowers and their Subsidiaries. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

SECTION 4.05. No Material Changes, etc. From the Balance Sheet Date through the Closing Date, there has occurred no materially adverse change in the financial condition or business of the Borrowers and their Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the Fiscal Year then ended, other than changes in the ordinary course of business that have not had any Materially Adverse Effect.

SECTION 4.06. Laws; Licenses Franchises, Patents, Copyrights, etc. (a) Laws, Licenses. Neither of the Borrowers or any of their Subsidiaries is in violation of or delinquent with respect to, any decree, order, or arbitration award of any court or governmental authority, or any agreement with, or any license or permit from, any governmental authority, or any statute, law, license, rule or regulation including, without limitation, laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious or age discrimination, in any of the foregoing cases in a manner that could reasonably be expected to have a Materially Adverse Effect. Any and all approvals by any federal, state or local authority necessary for the operation of the business of the Borrowers and their Subsidiaries by any of the Borrowers or their Subsidiaries have been received and remains in full force and effect, except where the failure to have received such approvals or for such approvals to have not remained in full force and effect would not reasonably be expected to have a Materially Adverse Effect.

(b) Franchises, Patents, Copyrights, etc. The Borrowers and their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of the business of the Borrowers and their Subsidiaries, as such business is now conducted, without known conflict with any rights of others, except where the failure to have such possession or such a conflict would not reasonably be expected to have a Materially Adverse Effect.

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SECTION 4.07. Litigation. Except as set forth on Schedule 4.07, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrowers, threatened against any of the Borrowers or their Subsidiaries before any court, tribunal or administrative agency or board that could be reasonably expected to, either in any case or in the aggregate, have a Materially Adverse Effect, or materially impair the right of the Borrowers and their Subsidiaries, taken as a whole, to carry on business as now conducted by them, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrowers and their Subsidiaries, or which question the validity of this Agreement, any of the other Loan Documents or the Senior Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

SECTION 4.08. No Materially Adverse Contracts, etc. Neither of the Borrowers or any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected in the future to have a Materially Adverse Effect. Neither of the Borrowers or any of their Subsidiaries is a party to any contract or agreement that has or is reasonably likely to have any Materially Adverse Effect.

SECTION 4.09. Compliance with Other Instruments, etc. Neither of the Borrowers or any of their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could be reasonably expected to result in the imposition of substantial penalties or have a Materially Adverse Effect.

SECTION 4.10. Tax Status. Each of the Borrowers and their Subsidiaries has made or filed all federal and state income tax returns and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all material taxes and other governmental assessments and charges due, except those being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Borrowers know of no basis for any such claim.

SECTION 4.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.12. Holding Company and Investment Company Acts. Neither of the Borrowers or any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

SECTION 4.13. Absence of Financing Statements. Except with respect to Liens permitted pursuant to Section 7.03, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded as of the date hereof with any

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filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Borrowers or any of their Subsidiaries or any rights relating thereto.

SECTION 4.14. Employee Benefit Plans. (a) In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including, but not limited to, the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. The Borrowers have heretofore delivered to the Lenders the most recently filed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b) Terminability of Welfare Plans. Except as set forth on Schedule 4.14(b), no Employee Benefit Plan maintained or contributed to by the Borrowers or any of their Subsidiaries which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

(c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods under Section 412 of the Code or Section 302 of ERISA has been received with respect to any Guaranteed Pension Plan, and neither the Borrowers nor any ERISA Affiliate is obligated to post or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a) (29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and no ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), nor any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, has occurred.

(d) Multiemployer Plans. Neither of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither of the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

SECTION 4.15. Disclosure. Neither this Agreement, nor any of the other Loan Documents, nor any other written information provided to the Lenders by the Borrowers or any of their Subsidiaries contains any untrue statement of a material fact or, when taken as a whole,

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omits to state a material fact necessary in order to make the statements herein or therein not misleading at the time made in light of the circumstances under which such statements were made. There is no fact known to the Borrowers which materially adversely affects, or which could reasonably be expected to materially adversely affect, the business, assets, results of operations, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

SECTION 4.16. Environmental Compliance. (a) Neither of the Borrowers or any of their Subsidiaries is in violation, or, to the knowledge of the Borrower or any of its Subsidiaries, alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could be reasonably expected to have a Materially Adverse Effect.

(b) Neither of the Borrowers or any of their Subsidiaries has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, petroleum products or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Borrowers or their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Laws; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(c) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances owned or used by, or which the Borrowers or any of their Subsidiaries are or could be reasonably expected to be liable is located on any portion of the Real Estate. No Hazardous Substances have been generated by the Borrowers or are being used on the Real Estate except in compliance with applicable Environmental Laws. There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous

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Substances on, upon, into or from the properties of the Borrowers or any of their Subsidiaries. Any Hazardous Substances that have been generated on any of the Real Estate while owned or leased by the Borrowers or any of their Subsidiaries have been transported offsite in compliance with applicable Environmental Laws and treated or disposed of only by treatment or disposal facilities maintaining valid permits at the time of such treatment or disposal as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws.

(d) Neither of the Borrowers, any of their Subsidiaries or any of the Real Estate is subject to any applicable Environmental Laws requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth and contemplated in the Loan Documents, or as a condition to the recording of any mortgage or to the effectiveness of any other transactions contemplated hereby.

SECTION 4.17. Subsidiaries, etc. Schedule 4.17 lists all Subsidiaries of each Borrower, together with information on their jurisdictions of incorporation, the number and class of authorized and issued capital stock and the owners of all issued capital stock. Except as set forth on Schedule 4.17, neither of the Borrowers or any of their Subsidiaries is engaged in any joint venture or partnership with any other Person.

SECTION 4.18. Senior Loan Documents; Purchase Agreement Documents. (a) On the Closing Date, the Borrowers furnished to the Lenders true, complete and correct copies of the Senior Loan Documents (including schedules, exhibits and annexes thereto). The Senior Loan Documents have not subsequently been amended, supplemented, or modified (other than the amendments, if any, delivered to the Lenders on or prior to the Closing Date) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. The representations and warranties of the Borrowers and their Affiliates contained in the Senior Loan Documents were true and correct in all material respects when made or deemed to be made, and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Closing Date.

(b) On the Closing Date, the Borrowers furnished to the Lenders true, complete and correct copies of the Purchase Agreement (including schedules, exhibits and annexes thereto). The Purchase Agreement has not subsequently been amended, supplemented or modified (other than the amendments, if any, delivered to the Lenders on or prior to the Closing Date) and constitutes the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.

SECTION 4.19. Solvency. Both before and after giving effect to this Agreement, the other Loan Documents and the consummation of the transactions contemplated by the Purchase Agreement and the Senior Credit Agreements, the Borrowers and their Subsidiaries on a consolidated basis are Solvent. As used herein, “Solvent” shall mean that each of the Borrowers and their Subsidiaries has assets as a going concern having a fair value in excess of its liabilities (taking into account contribution rights between the Borrowers), has assets as a going

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concern having a fair value in excess of the amount required to pay its liabilities on existing indebtedness as such indebtedness become absolute and matured, and has, and expect to continue to have, access to adequate capital for the conduct of its business and the ability to pay its indebtedness from time to time incurred in connection with the operation of its business as such indebtedness matures.

SECTION 4.20. Certain Transactions. Except as permitted under express provisions of this Agreement and except for arm’s length transactions pursuant to which the Borrowers or one of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrowers or any Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrowers or one of their Subsidiaries is presently a party to any transaction with the Borrowers or their Subsidiaries, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.21. Bank Accounts. Schedule 4.21 sets forth the account numbers and location of all bank accounts of the Borrowers and their Subsidiaries.

SECTION 4.22. Small Business Concern. The Borrowers, together with their Subsidiaries, are a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder.

ARTICLE V

Conditions Precedent

The agreement of the Lenders to make the Loan on the Closing Date is subject to the satisfaction of, or waiver by the Lenders of, the following conditions precedent concurrently with the closing of the transactions hereunder:

SECTION 5.01. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders. The Lenders shall have received a fully executed copy of each such document.

SECTION 5.02. Certified Copies of Charter Documents. The Lenders shall have received from each of the Borrowers a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter, articles of organization or other incorporation or organization documents as in effect on such date of certification and (b) its bylaws as in effect on such date.

SECTION 5.03. Limited Liability Company, Corporate and Other Legal Entity Actions. All limited liability company, corporate or other legal entity action necessary for the valid execution, delivery and performance by each of the Borrowers of this Agreement, the other

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Loan Documents and the Senior Loan Documents to which each of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Lenders.

SECTION 5.04. Incumbency Certificates. The Lenders shall have received from the Borrowers an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Person, each of the Loan Documents and Senior Loan Documents to which such Person is or is to become a party; (ii) in the case of the Borrowers, to make a Loan request; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

SECTION 5.05. Certificates of Insurance. The Lenders shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of Section 6.13.

SECTION 5.06. Opinion of Counsel. The Lenders shall have received a favorable legal opinion addressed to the Lenders, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders, from Finn Dixon & Herling LLP, counsel to the Borrowers.

SECTION 5.07. Payment of Closing Fees and Expenses. The Borrowers shall have paid to the Lenders all fees due hereunder. The Borrowers shall have reimbursed the Lenders for, or paid directly, all Closing Fees and expenses payable by the Borrowers hereunder.

SECTION 5.08. No Material Adverse Change. The Lenders shall be satisfied that there shall have occurred no material adverse change in the business, assets, results of operations, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole since the Balance Sheet Date.

SECTION 5.09. No Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened that, in the reasonable opinion of the Lenders, could reasonably be expected to have a material adverse effect on the transactions contemplated hereby, the business, assets, results of operations, financial condition or prospects of the Borrowers and their Subsidiaries, taken as a whole, the ability of the Borrowers or any of their Subsidiaries to perform their obligations under the Loan Documents or the rights and remedies of the Lenders under the Loan Documents.

SECTION 5.10. Purchase Agreement. The Borrower, Putnam and the other parties named therein shall have entered into the Purchase Agreement and, simultaneously with the making of the Loan, consummated the purchase and sale transactions contemplated thereby.

SECTION 5.11. Senior Credit Agreements. The Borrowers and the Senior Lender shall have entered into the Senior Credit Agreements; the Borrowers shall, simultaneously with the making of the Loan, have received the proceeds of the Term Loan A,

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Term Loan B and the Revolving Credit Loan (as defined in the Senior Credit Agreements); and as of the Closing Date the Borrowers shall have undrawn availability pursuant to the Revolving Advances (as defined in the Senior Credit Agreements) of not less than the difference between (a) Three Million Five Hundred Thousand Dollars ($3,500,000) and (b) Acceptable Cash (as defined in the Senior Credit Agreements).

SECTION 5.12. Subordination Agreement. The Borrowers, the Senior Lender and the Lenders shall have entered into the Subordination Agreement.

SECTION 5.13. Due Diligence and Access. The Lenders and their representatives (including for this purpose representatives of the U.S. Small Business Administration) shall have been afforded access to the personnel, books, records and facilities of the Borrowers and their Subsidiaries for the purpose of conducting a due diligence investigation of the business and affairs of the Borrowers and their Subsidiaries; the Lenders shall have completed their due diligence investigation of the business and affairs of the Borrowers and their Subsidiaries prior to the Closing Date; and the Lenders shall be satisfied in their discretion with the result of such investigation.

SECTION 5.14. Employment Agreements. The Parent and each of James Dandeneau and Brad Rabitor shall have entered into an Employment Agreement in form and content reasonably acceptable to the Lenders.

SECTION 5.15. SBA Documentation. The Borrowers shall have delivered to the Lenders duly completed and executed SBA Forms 480, 652 and 1031 (Parts A and B) (provided to the Borrower by the Lenders), a written statement from the Borrowers regarding their intended use of proceeds of the Loan in form and content reasonably acceptable to the Lenders.

SECTION 5.16. Pledge and Security Agreement. The Borrowers shall have entered into a Security Agreement, dated as of the Closing Date, in favor of the Lenders (the “Pledge and Security Agreement”), pursuant to which the Lenders shall have been granted a second priority Lien with respect to substantially all of the assets of the Borrowers and all of the membership interests in Newco (subject only to the prior Lien of the Senior Lender pursuant to the Senior Loan Documents, any purchase money security interest or Capitalized Lease that has priority under applicable law and any Permitted Encumbrance arising under law that has priority under such law) on terms and conditions reasonably acceptable to the Lenders.

ARTICLE VI

Affirmative Covenants

Each Borrower covenants and agrees that, until payment in full of all Obligations, such Borrower shall comply with all of the covenants contained in this Article VI.

SECTION 6.01. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance

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with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, trade names, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence except pursuant to a merger expressly permitted under Section 7.01; (c) comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on such Borrower; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

SECTION 6.02. Violations. Promptly notify the Lenders in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.03. Execution of Supplemental Instruments. Execute and deliver to the Lenders from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Lenders may reasonably request, in order that the full intent of this Agreement and the other Loan Documents may be carried into effect.

SECTION 6.04. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, including any in respect of its Material Agreements, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves required by GAAP, subject at all times to any applicable subordination arrangement in favor of the Lenders.

SECTION 6.05. Standards of Financial Statements. Cause all financial statements referred to herein as to which GAAP is applicable to present fairly in all material respects the financial condition and results of operations of the Borrowers as of and for the period covered thereby (subject, in the case of interim financial statements, to normal year-end audit adjustments and lack of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

SECTION 6.06. Key Person Life Insurance. As of the Closing Date in the case of the life insurance policy referred to in clause (i) below and within sixty (60) days after the Closing Date in the case of the life insurance policy referred to in clause (ii) below, the Borrowers shall obtain and shall thereafter maintain for so long as the Obligations are outstanding insurance upon the life of (i) James Binch, with the death benefit thereunder payable to the Borrowers in an amount not less than One Million Dollars ($1,000,000) and (ii) James

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Dandeneau, with the death benefit thereunder payable to the Borrowers in an amount not less than One Million Dollars ($1,000,000). The net death benefits shall first be used to pay the costs, fees, expenses, salary and other amounts incurred in replacing the deceased executive and then for general corporate purposes.

SECTION 6.07. Board Observation Rights. Each Borrower shall provide the Lenders with written notice of each meeting of the Board of Directors or similar governing body of such Borrower or any of its Subsidiaries (and any committee thereof) concurrently with notice to each of the directors of such Person and permit one representative designated by the Required Lenders to attend (without the authority to vote) such meeting, and shall pay the reasonable out-of-pocket costs and expenses of such representative in connection therewith.

SECTION 6.08. Defense of Lenders’ Interests. Unless and until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lenders’ security interests in the Collateral shall continue in full force and effect. During such period no Borrower shall not, without Lenders’ prior written consent, pledge, sell (except Inventory in the ordinary course of business and other transfers to the extent permitted in the Pledge and Security Agreement or in Section 7.02), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Lenders’ security interest in the Collateral against any and all Persons whatsoever.

SECTION 6.09. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of the Accountants.

SECTION 6.10. Financial and Other Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time prior to payment in full of the Obligations to exhibit and deliver to Lenders copies of any Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lenders any information such accountants may have concerning such Borrower’s financial status and business operations, but only to the extent the accountants and auditors can do so in accordance with law and all applicable professional standards. In respect of the foregoing, the Borrowers shall execute and deliver to their accountants and auditors employed on the Closing Date and, if such accountants and auditors are changed by Borrowers subsequent to the Closing Date, a letter directly authorizing them to act in the manner so provided hereinabove when requested by Lender, such letter to be in substantially the form of Schedule 6.10, it being agreed and understood that the Borrowers have

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been informed that upon its receipt of such a letter, the Borrowers’ auditors will respond by sending a letter in substantially the form of Schedule 6.10(b). Each Borrower hereby authorizes all federal, state and municipal authorities, to the extent permitted by applicable law, to furnish to Lenders copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; provided, however, that Lenders will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or such authorities.

SECTION 6.11. Compliance with Laws. Each Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Lenders to protect Lender’s Lien on or security interest in the Collateral.

SECTION 6.12. Inspection of Premises. At all reasonable times, Lenders and their representations (including representatives of the U.S. Small Business Administration) shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business from time to time in each Lender’s sole credit judgment. Lenders and their representatives (including representations of the U.S. Small Business Administration) may also enter upon any Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

SECTION 6.13. Insurance. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Lenders, each Borrower shall (a) keep all its insurable properties and properties in which each Borrower has an interest insured against the hazards of fire, flood (if any property is in a special flood hazard area and flood insurance is available in such area), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s, including, without limitation, products liability insurance and business interruption insurance; (b) maintain a bond or other surety in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish

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Lenders with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Lenders naming Lenders as co-insureds (with respect to liability insurance) and loss payees (with respect to casualty insurance and business interruption insurance) as their respective interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, to the extent affecting or relating to Collateral and providing (A) that all proceeds thereunder shall be payable to Lenders, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Lenders. In the event of any loss thereunder, the carriers named therein hereby are directed by Lenders and the applicable Borrower to make payment for such loss to Lenders and not to such Borrower and Lenders jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Lenders jointly, Lenders may endorse such Borrower’s name thereon and do such other things as Lenders may deem advisable to reduce the same to cash. If no Event of Default then exists, the Borrowers shall have the right to adjust or compromise the applicable insurance claim, but if the loss or damage relates to insurance coverage under clause (a) or (b) above, and is equal to or more than the Materiality Threshold, no such adjustment or compromise shall be made without the prior written consent of the Lenders, such consent not to be unreasonably withheld or delayed. If an Event of Default then exists, the Lenders shall have the right and the Lenders are hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Lenders upon any such insurance shall either be paid over to Borrowers or applied by the Lenders as follows: (i) if no Event of Default then exists, and the loss recovery so received by Lenders is less than or equal to the Materiality Threshold, then, Lenders shall remit such loss recovery to the Borrowers for use in the repair, replacement or restoration of the insured property which was the subject of the insured loss provided, that in the case of business interruption insurance proceeds such proceeds shall be applied by the Borrowers to their working capital needs or to the payment of Obligations; (ii) if no Event of Default then exists, and the loss recovery received by Lenders is more than the Materiality Threshold, then, Lenders shall hold such proceeds in a cash collateral account and disburse such proceeds from time to time to be applied by the Borrowers to make payment for the repair, replacement or restoration of the insured property or the payment of the Obligations provided, that in the case of business interruption insurance proceeds such proceeds shall be applied by the Borrowers to their working capital needs or to the payment of Obligations; and (iii) if any Event of Default or Default then exists, then, Lenders shall receive and apply such loss recovery to the Obligations in such order as Lenders, in their sole discretion, shall determine or to such repair, replacement or restoration. Any surplus of such proceeds remaining after such application shall be paid by Lenders to Borrowers or applied as may be otherwise required by law. If, at the applicable time, a Default but not an Event of Default then exists, no adjustment or compromise of the applicable claim shall be made and the Lenders shall have the right to hold all insurance proceeds until such time as the event or condition constituting such Default is either timely cured or waived in accordance with the terms and provisions thereof or becomes an Event of Default, as the case may be, so as to be able to determine which of the procedures with respect to settlement, compromise and application of insurance proceeds set forth above shall be used. Anything hereinabove to the contrary notwithstanding, Lenders shall

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not be obligated to remit any insurance proceeds to Borrowers unless Borrowers shall have provided Lenders with evidence reasonably satisfactory to Lenders that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insured loss. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lenders, if Lenders so elect, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ therefor and such expenses so paid shall be part of the Obligations. Anything contained in this Agreement notwithstanding, as long as there is any Senior Indebtedness outstanding or any commitments outstanding under the Senior Credit Agreements, the provisions of this Section 6.13 with respect to the payment of insurance proceeds, adjustment, compromise and application of insurance proceeds shall be of no effect and the relevant corresponding provisions of the Senior Credit Agreements addressing such matters shall control.

SECTION 6.14. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Borrower and Lender which such Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lenders’ opinion, may possibly create a valid Lien on the Collateral, Lenders may, unless the Borrowers have done so within five (5) Business Days after the Borrowers receive written notice from the Lenders that they do so, pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Lenders and each Lender harmless in respect thereof. Lenders will not pay any taxes, assessments or Charges to the extent that any Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Lenders to protect Lenders’ security interest in or Lien on the Collateral. The amount of any payment by Lenders under this Section 6.14 shall be charged to Borrowers’ account and added to the Obligations and, until Borrowers shall furnish Lenders with an indemnity therefor (or supply Lenders with evidence satisfactory to Lenders that due provision for the payment thereof has been made), Lenders may hold without interest any balance standing to Borrowers’ credit and Lender shall retain its security interest in any and all Collateral held by Lender.

SECTION 6.15. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other material terms of such leases and, at Lenders’ request, will provide evidence of having done so.

SECTION 6.16. Maintenance of Equipment. The Borrowers’ equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating

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efficiency of such equipment shall be maintained and preserved. No Borrower shall use or operate its equipment in violation of any law, statute, ordinance, code, rule or regulation.

SECTION 6.17. Environmental Matters.

(a) Borrowers shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities, except in either case to the extent failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowers shall, within five (5) Business Days, give written notice of same to Lenders detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lenders to protect their security interest in the Real Property and is not intended to create nor shall it create any obligation upon Lenders with respect thereto.

(e) Borrowers shall promptly forward to Lenders copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such

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claims to Lenders until the claim is settled. Borrowers shall promptly forward to Lenders copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Lenders to protect Lenders’ security interest in the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, within thirty (30) days after the Borrowers receive written notice from the Lenders that they do so, Lenders may, but without the obligation to do so, for the sole purpose of protecting Lenders’ interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and, subject to any conflicting directions received from the Senior Lenders (which shall be complied with by the Borrowers), take such actions as Lenders (or such third parties as directed by Lenders) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lenders and (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the rate of seventeen and one-half percent (17.5%) per annum shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of the Pledge and Security Agreement.

(g) Promptly upon the written request of Lenders from time to time, which may be made at any time following (1) the discovery of any Hazardous Discharge or (2) the filing of any Environmental Complaint, Borrowers shall provide Lenders, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lenders, to assess with a reasonable degree of certainty the existence of any Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of any Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lenders. If such estimates, individually or in the aggregate, exceed the Materiality Threshold Lenders shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Lenders to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify each Lender and hold each Lender, and its respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by such Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous

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Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of such Lender. Borrowers’ obligations under this Section 6.17 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

SECTION 6.18. Intellectual Property. Borrowers shall execute and deliver to Lenders for the benefit of all Lenders, immediately, either (i) on the Closing Date with respect to any trademarks, patents or copyrights, registered, or to be registered, with the applicable federal Governmental Body as of the Closing Date, or (ii) upon the creation or acquisition by Borrower of any trademarks, patents or copyrights, registered, or to be registered, with the applicable federal Governmental Body subsequent to the Closing Date, security agreements with respect thereto, in registrable form and otherwise to be in form and substance satisfactory to Lenders.

SECTION 6.19. Disclosure of Material Matters. Each Borrower shall immediately, upon learning thereof, report to Lenders all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including, without limitation, any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any customer or other obligor.

SECTION 6.20. Environmental Compliance Certificate. Each Borrower shall furnish Lenders, at their request from time to time, with a certificate signed by a Designated Officer of such Borrower stating, to the best of his knowledge, that such Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

SECTION 6.21. Litigation. Each Borrower shall promptly notify Lenders in writing of any litigation, suit or administrative proceeding affecting any Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on any Borrower.

SECTION 6.22. Material Occurrences. Each Borrower shall promptly notify Lenders in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lenders fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every

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default by any Borrower in respect of any Indebtedness which, individually or when aggregated, exceeds the Materiality Threshold which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) the termination (or receipt of notice of pending termination) of any Material Agreement; and (f) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action that Borrowers propose to take with respect thereto.

SECTION 6.23. Annual Financial Statements. Each Borrower shall furnish Lenders within ninety (90) days after the end of each Fiscal Year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Lenders (the “Accountants”). In addition, the reports shall be accompanied by a certificate of a Designated Officer of each of the Borrowers which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 7.18 and 7.19.

SECTION 6.24. Monthly Financial Statements. Each Borrower shall furnish Lenders within thirty (30) days after the end of each Fiscal Month, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices but in accordance with GAAP and complete and correct in all material respects, subject to normal year end adjustments (together with comparative reports for the corresponding period(s) in the prior Fiscal Year and for the projected reports for the current Fiscal Year required under Section 6.27). The reports shall be accompanied by a certificate of a Designated Officer of each of the Borrowers which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 7.18 and 7.19.

SECTION 6.25. Other Reports. Each Borrower shall furnish Lenders as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such

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financial statements, reports and returns as each Borrower shall send to the owners of its Equity Interests generally.

SECTION 6.26. Additional Information. Each Borrower shall furnish Lenders with such additional information as Lenders shall reasonably request in order to enable Lenders to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers, including, without limitation and without the necessity of any request by Lenders, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening or establishing of any new Collateral location or any Borrower’s closing of any existing Collateral location, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

SECTION 6.27. Projected Operating Budget. Each Borrower shall furnish Lenders, no later than thirty (30) days prior to the beginning of each Borrower’s Fiscal Year, commencing with its first Fiscal Year ending after the Closing Date, the following projections, on a month-to-month basis for such Fiscal Year, for Borrowers and their Subsidiaries, on a consolidated and consolidating basis, to-wit operating budget, balance sheet, income statement, statement of cash flow, financial covenant compliance (including projected amounts of all financial components used in determining compliance) and borrowing availability, such projections to be accompanied by a certificate signed by a Designated Officer of the Borrowers to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer deems any material assumptions on which such projections were prepared as reasonable.

SECTION 6.28. Variances From Operating Budget. Each Borrower shall furnish Lenders, concurrently with the delivery of the financial statements referred to in Section 6.24, with a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 6.24.

SECTION 6.29. Notice of Suits, Adverse Events. Each Borrower shall furnish Lenders with prompt notice of (i) any lapse or other termination of any consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lenders, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

SECTION 6.30. ERISA Notices and Requests. Each Borrower shall furnish Lenders with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such

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Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a material non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

SECTION 6.31. Intellectual Property. Each Borrower shall notify Lenders promptly if, subsequent to the Closing Date, any Borrower applies for, or acquires, any patent, trademark or copyright registered under the federal law, and execute and deliver to Lenders, upon request, such documents and agreements in respect of patents, trademarks, and/or copyrights, respectively, as Lenders may request to evidence, confirm or perfect Lenders’ Lien on and security interest in such Collateral.

SECTION 6.32. Public Reports. Each Borrower shall furnish Lenders, promptly after the same become publicly available, with copies of all periodic and other reports, proxy statements and other materials filed by any Borrower with the Securities and Exchange Commission, or any Governmental Body succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to the owners of Borrowers’ Equity Interests generally or to the holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.

SECTION 6.33. Additional Documents. Each Borrower shall execute and deliver to Lenders, upon request, such documents and agreements as Lenders may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

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ARTICLE VII

Negative Covenants

Each Borrower covenants and agrees that, until payment in full of all Obligations, such Borrower shall comply with all of the covenants contained in this Article VII.

SECTION 7.01. Merger, Consolidation and Acquisitions. Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (a) that so long as the Borrowers give the Lenders at least thirty (30) days advance written notice to such effect, (i) any Borrower may merge into, or consolidate with, any Borrower, so long as a Borrower is the survivor of such merger or consolidation, and (ii) any Borrower may acquire all or any substantial portion of the assets or Equity Interests of any Borrower or (b) any applicable investment expressly permitted under Section 7.05.

SECTION 7.02. Sales of Assets. Sell, lease, transfer or otherwise dispose of any of its properties or assets, including any Collateral, except (i) for the sale of Inventory in the ordinary course of its business, (ii) Equipment (as defined in the Senior Credit Agreements) aggregating less than One Hundred Thousand Dollars ($100,000) (measured in fair market value) and (iii) licenses of intellectual property rights in the ordinary course of business.

SECTION 7.03. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

SECTION 7.04. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Senior Lender pursuant to the Senior Credit Agreements); except (a) guarantees made in the ordinary course of business up to an aggregate amount not exceeding the Materiality Threshold; (b) the endorsement of checks for collection in the ordinary course of business; (c) guaranties made by one Borrower (or any Subsidiary of a Borrower) of the obligations of another Borrower or Borrowers or any Subsidiary that is a Borrower or guarantor of the Obligations; or (d) contractual indemnity claims under contracts entered into in the ordinary course of business or customary indemnity obligations under its charter documents.

SECTION 7.05. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, including, without limitation, (a) the acquisition of all, or substantially all, or any material portion of the assets of a Person and (b) any joint venture except (i) the Biomer Technology Investment, (ii) the Specified Joint Venture if consented to in writing by the Senior Lender, (iii) the Parent’s existing ownership of (and any existing investment of the Parent in) Newco, (iv) the investments existing on the date hereof in the Other Existing Subsidiaries, (v) any acquisition, merger or consolidations expressly permitted by Section 7.01, (vi) loans permitted pursuant to Section 7.06 below, and (vii) capital contributions to Newco, provided that such capital contributions have been approved in writing by the Required Lenders in their sole discretion.

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SECTION 7.06. Loans. Make advances, loans or extensions of credit to any Person, including particularly, but without limitation, to any Subsidiary or any other Affiliate, except with respect to (a) the extension of commercial trade credit to unaffiliated Persons in connection with the sale of Inventory in the ordinary course of its business, (b) loans and advances may be made to one Borrower by another Borrower, (ii) loans by any Borrower to a Subsidiary that is a Borrower or a guarantor of the Obligations and (iii) loans from a Subsidiary to a Borrower or to another Subsidiary that is a Borrower or a guarantor of the Obligations, but all such loans and advance shall be evidenced by one or more promissory notes (which may be “master” notes evidencing multiple or “revolving” loans), issued to the order of the lending Borrower, which promissory notes shall be pledged to Lenders as additional Collateral; (c) loans and advances to its employees in the ordinary course of business not to exceed in aggregate amount (as to all employees) the Materiality Threshold; and (d) the Biomer Technology Investment.

SECTION 7.07. Dividends. Declare, pay or make any dividend or distribution on any shares of Equity Interests of any Borrower (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any Equity Interests of any Borrower; provided, however, that any Subsidiary of the Parent or Newco may declare and pay dividends or other distributions to the Parent or Newco or to any Subsidiary that is a Borrower or a guarantor of the Obligations.

SECTION 7.08. Compensation. Pay compensation (including, for this purpose, salary, bonus, management or consulting fees, directors fees and any other forms of remuneration, whether payable in cash or other property) to Parent’s executive officers and directors which is not approved by the Board of Directors or a duly authorized committee thereof.

SECTION 7.09. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of commercial trade debt incurred in the ordinary course of business) except in respect of (i) the Senior Indebtedness to the Senior Lender (or its representatives) pursuant to the Senior Loan Documents; (ii) the Obligations; (iii) the Existing Loans, pending their full payment on the Closing Date; (iv) Permitted Hedge Contracts; and (v) purchase money Indebtedness and Capitalized Leases incurred for Capital Expenditures not prohibited to be made under this Agreement; (vi) the intercompany loans permitted under clause (b) of Section 7.06, (vii) the Putnam Plastics Seller Debt; (viii) the Biomer Post-Closing Payments and (ix) any Indebtedness listed on Schedule 7.09.

SECTION 7.10. Nature of Business. Substantially change the nature of the business in which it is engaged, on the Closing Date, or, except as otherwise specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

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SECTION 7.11. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate (other than any other Borrower or guarantor of the Obligations), except (i) transactions which do not exceed the Materiality Threshold, individually or collectively, (ii) other transactions, in excess of the Materiality Threshold, individually or collectively, which occur in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, (iii) transactions described in, and governed by, Sections 7.01, 7.05 or 7.07 hereof (as to which neither of clauses (i) or (ii) of this Section 7.11 shall be applicable), (iv) the Putnam Lease and (v) the Foster Supply Agreement.

SECTION 7.12. Subsidiaries. Either: (a) create or acquire any Subsidiary; (b) enter into any partnership, joint venture or similar arrangement except those expressly permitted under Section 7.05; or (c) dispose of any Equity Interests of any Subsidiary except pursuant to a merger expressly permitted under Section 7.01. Without limitation of the foregoing, if and to the extent any Subsidiary is created or acquired hereafter with the Required Lenders’ prior written consent, then, as a condition to such consent becoming effective, each such Subsidiary must be joined as a Borrower hereunder on terms satisfactory to the Lenders. If any of the Other Existing Subsidiaries that is organized under the laws of any state in the United States at any time has any assets which the Lenders in their sole discretion deem to be of material value it shall become a Borrower hereunder or a guarantor of the Obligations on terms satisfactory to the Lenders.

SECTION 7.13. Fiscal Year and Accounting Changes. Change its Fiscal Year from that in use on the Closing Date or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or recommended by its independent public accountants or (ii) in tax reporting treatment except as required by law.

SECTION 7.14. Amendment of Documents. Amend, modify or waive any term or provision of (a) its Organic Documents, unless (i) required by law to do so or (ii) such amendment, modification or waiver does not cause any contravention of, or conflict with, any material term or condition of this Agreement and would not otherwise reasonably be expected to have a Material Adverse Effect or (b) any Material Agreement if such amendment, modification or waiver shall cause any contravention of, or conflict with, any material term or condition of this Agreement.

SECTION 7.15. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 7.15, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code that would reasonably result in a material liability to any Borrower, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Borrower or

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any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 7.15, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Employee Plan, to the extent such failure would reasonably be expected to result in a material liability to any Borrower, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

SECTION 7.16. Prepayment of Indebtedness. At any time, directly or indirectly, either (i) prepay any Indebtedness (other than to Senior Lender or its representatives), or (ii) prior to its stated maturity, repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower, except that any Borrower (or, if applicable, any Subsidiary) may prepay or redeem early purchase money debt or Capitalized Leases permitted under Section 7.09 or intercompany loans permitted under clause (b) of Section 7.06, in each case without the prior consent of the Lenders so long as, in the case of the prepayment or redemption of purchase money debt or Capitalized Leases, the amount of such prepayment or redemption does not exceed the Materiality Threshold, and, to the extent such prepayment or redemption exceeds the Materiality Threshold, with the consent of the Lenders (not to be unreasonably withheld).

SECTION 7.17. [Intentionally Omitted.]

SECTION 7.18. Fixed Charge Coverage Ratio. Borrowers shall maintain as of the end of each Fiscal Quarter or Fiscal Month specified in the table below, a Fixed Charge Coverage Ratio of not less than 1.125 to 1.00 for the period set forth opposite such Fiscal Quarter or Fiscal Month in such table.

Fiscal Quarter of the Borrowers	Period
Quarter ended March 31, 2005	Three (3) Fiscal Months ended on such date

Quarter ended June 30, 2005	Six (6) Fiscal Months ended on such date

Quarter ended September 30, 2005	Nine (9) Fiscal Months ended on such date

Quarter ended December 31, 2005	Twelve (12) Fiscal Months ended on such date

Fiscal Month ended January 31, 2006 and each Fiscal Month ended thereafter	Twelve (12) Fiscal Months ended on such date

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SECTION 7.19. Leverage Ratio. Borrowers shall not permit the Leverage Ratio, determined at the end of each Fiscal Quarter or Fiscal Month specified in the table below, to be greater than 2.475 to 1.0 for the period set forth opposite such Fiscal Quarter or Fiscal Month in such table below:

Fiscal Quarter of the Borrowers	Period

Quarter ended March 31, 2005	Three (3) Fiscal Months ended on such date

Quarter ended June 30, 2005	Six (6) Fiscal Months ended on such date

Quarter ended September 30, 2005	Nine (9) Fiscal Months ended on such date

Quarter ended December 31, 2005	Twelve (12) Fiscal Months ended on such date

Fiscal Month ended January 31, 2006 and each Fiscal Month ended thereafter	Twelve (12) Fiscal Months ended on such date

ARTICLE VIII

Subordination

SECTION 8.01. Subordination to Senior Indebtedness. To the extent and in the manner set forth in the Subordination Agreement, the Indebtedness incurred in connection with the Loan and represented by the Notes and the payment of the principal or interest (including, without limitation, any interest accruing subsequent to the commencement of any proceeding against or with respect to the Borrowers in insolvency, bankruptcy, receivership, reorganization, dissolution, assignment for the benefit of creditors or other similar case or proceeding whether or not such interest constitutes an allowed claim in any such proceeding) and premium, if any, on the Loan and all other Indebtedness, obligations and liabilities, now existing or hereafter created, arising under or in connection with this Agreement or the Notes, including without limitation, all expenses, fees, indemnities, interest and other amounts payable hereunder or thereunder are expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. The terms and conditions of this Agreement are subject to the terms and conditions of the Subordination Agreement.

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ARTICLE IX

Events of Default

SECTION 9.01. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) Obligations. Failure by any Borrower to pay any Obligations not consisting of principal within three (3) Business Days of the due date thereof or any Obligations consisting of principal on the due date thereof, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Loan Document.

(b) Misrepresentations. Any representation or warranty of any material fact, circumstance or condition made or deemed made by any Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made.

(c) Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested pursuant hereto which is unremedied for a period of five (5) Business Days, or (ii) permit the inspection of its books or records by any Lender when requested pursuant hereto.

(d) Liens. Issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Borrower’s property (except for Permitted Encumbrances) which is not stayed or lifted within thirty (30) days (but not later than its being executed, however).

(e) Covenants. Either (i) except as otherwise provided in Section 9.01(c) above or clause (ii) below of this Section 9.01(e), failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other Loan Document, now or hereafter entered into between any Borrower and Lenders (without any cure or grace period); or (ii) a failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 6.08, 6.09, 6.11, 6.13, 6.14, 6.15, 6.16, 6.18, 6.01, 6.02 and 6.21 hereof which is not cured within twenty (20) days from the earlier of (A) knowledge thereof by the Borrowers and (B) notice thereof by the Lenders.

(f) Judgments. Any judgment or judgments are rendered or judgment liens filed against any Borrower, excluding the portion thereof (if any) covered by insurance issued by a financially responsible insurance company that has not denied coverage for an aggregate amount in excess of the Materiality Threshold which within thirty (30) days of such rendering or filing (but not later than its being executed, however) is not either satisfied, stayed or discharged of record.

Memry Subordinated Loan Agreement

(g) Voluntary Bankruptcy. Any Borrower or any Subsidiary of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (vi) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (vii) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (viii) take any action for the purpose of effecting any of the foregoing.

(h) Insolvency. Any Borrower shall admit in writing its inability, or be generally unable, to pay its Indebtedness as it becomes due or shall cease operations of its present business.

(i) Involuntary Bankruptcy. Any Borrower or any Subsidiary of a Borrower shall acquiesce in, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under any state or federal bankruptcy laws (as now or hereafter in effect), or take any action for the purpose of effecting any of the foregoing.

(j) Lenders’ Liens. Any Lien on any asset having a value of more than Twenty Five Thousand Dollars ($25,000) or assets with an aggregate value in excess of the Materiality Threshold created hereunder or provided for hereby or under any Other Document (as defined in the Senior Credit Agreements) for any reason ceases to be or is not a valid and perfected Lien.

(k) Senior Indebtedness. The acceleration of the Senior Indebtedness.

(l) Cross Default. A default (after the passage of any applicable grace period) of the obligations of any Borrower under any agreement or instrument evidencing, securing or otherwise with respect to any Indebtedness (other than the Senior Credit Agreements) shall occur which involves a monetary obligation in excess of the Materiality Threshold, whether individually or in the aggregate, or the occurrence of any other event under any such agreement or instrument which permits the holder of such Indebtedness to accelerate the payment thereof prior to maturity.

(m) Change of Control. A Change of Control shall occur.

(n) Invalidity. Any material provision of this Agreement or any other Loan Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Lenders.

(o) Takings. Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or trade name of any Borrower, the continuation of which is material to the continuation of any Borrower’s business, or

Memry Subordinated Loan Agreement

(B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, trade name or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, trade name or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, trade name or patent.

(p) Seizures. Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower shall have become the subject matter of litigation which could reasonably be expected, in the opinion of the Required Lenders, upon final determination, to result in impairment or loss of any security provided by this Agreement or the other Loan Document.

(q) Cessation of Operations. The operations of any Borrower are interrupted at any time for more than five (5) Business Days during any period of thirty (30) consecutive days, unless such Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days.

(r) Plans. An event or condition specified in Sections 6.30 or 7.15 hereof shall occur or exist with respect to any Employee Benefit Plan or Employee Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of the Lenders be reasonably likely to incur, a liability to the Employee Benefit Plan or Employee Plan or the PBGC (or both) which would reasonably be expected to have a Material Adverse Effect on any Borrower.

(s) Criminal Charges. Any Borrower, or the President, Chief Executive Officer or Chief Financial Officer of the Parent shall become the subject of a criminal indictment or investigation in respect of or pertaining to, the operation or conduct of a Borrower’s business, its reporting of any financial data, its application for, or receipt of, any credit, its “laundering” of any funds or its non-payment (or underpayment) of any taxes or any other Charges, or shall admit its guilt or complicity in respect of any of the foregoing, or shall pay any fine or suffer any penalty in respect thereof (including as part of any plea bargain or arrangement).

SECTION 9.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of Article VIII, (a) if such event is an Event of Default specified in paragraph (g) of Section 9.01 (with respect to any Borrower), the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable and (b) if such event is any other Event of Default

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under this Article IX, the Required Lenders may by written notice to the Borrowers and the Senior Lender declare the Loan (with accrued interest on such Loan) and all other amounts owing to the Lenders under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article IX, presentment, demand, protest and all other notices of any kind in connection with any such acceleration are hereby expressly waived to the extent permitted by law.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or when deposited in the mail, certified mail, return receipt requested, postage prepaid, five (5) days after being so deposited or, in the case of telecopy notice, when sent (with electronic confirmation of receipt), addressed as follows to the Borrowers and to the Lenders at their respective address (or telecopy number) set forth herein, or to such address or other address as may be hereafter notified in writing by any of the respective parties hereto or any future holders of the Notes:

If to the Borrowers, to:

Memry Corporation

3 Berkshire Blvd.

Bethel, Connecticut 06801

Attention: James G. Binch

Fax: (203) 798-6207

With a copy to:

Finn Dixon & Herling LLP

One Landmark Square

Suite 1400

Stamford, Connecticut 06901

Attention: David I. Albin, Esq.

Fax: (203) 348-5777

If to BPCP, to:

Brookside Pecks Capital Partners, L.P.

80 Field Point Road

Third Floor

Greenwich, Connecticut 06830

Attention: David D. Buttolph, Managing Director

Fax: (203) 618-0984

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If to Ironbridge, to:

Ironbridge Mezzanine Fund, L.P.

200 Fisher Drive

Avon, Connecticut 06001

Attention: James R. Barra

Fax: (860) 409-2120

In each case, with a copy to:

Patterson, Belknap, Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036-6710

Attention: Jeffrey E. LaGueux, Esq.

Fax: (212) 336-2222

SECTION 10.02. Amendment and Waiver; Cumulative Remedies. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrowers, do any of the following:

(a) postpone or delay any date fixed for, or waive, any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any postponement or delay of any date fixed for any mandatory prepayment of the Loans pursuant to Section 3.02(c));

(b) reduce the principal of, or the rate of interest (other than a waiver of incremental default interest) specified herein or the amount of interest payable in cash specified herein on any Note, or of any fees or other amounts payable hereunder or under any other Loan Document;

(c) change the percentage of the aggregate unpaid principal amount of the Notes which shall be required for the Lenders or any of them to take any action hereunder;

(d) amend this Section 10.02 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(e) discharge the Borrowers or any Subsidiary of the Borrowers from their respective payment Obligations under the Loan Documents, except as otherwise may be provided in this Agreement or the other Loan Documents.

No failure to exercise and no delay in exercising, on the part of any of the parties hereto or any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other

Memry Subordinated Loan Agreement

or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

In the event that an affirmative covenant or negative covenant (excluding Section 7.1 and any financial covenant) in the Senior Credit Agreements is relaxed and there is a similar covenant in Articles VI or VII of this Agreement then, if the Borrowers request in writing that such similar covenant be relaxed in this Agreement in a manner similar to the change in the Senior Credit Agreements, then the Lenders shall not unreasonably reject such request.

SECTION 10.03. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes, and shall terminate when all amounts outstanding under the Notes and all other amounts payable hereunder have been paid in full; provided, that, obligations in respect of indemnifications hereunder shall survive the repayment of amounts outstanding hereunder and under the Notes for one (1) year.

SECTION 10.04. Payment of Expenses and Taxes; Indemnification. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Lenders for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement, the Notes, the other Loan Documents and any documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated herein and therein and to pay or reimburse the Lenders for all of their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies contemplated hereby and by the Notes, the other Loan Documents and any documents prepared in connection therewith, (b) to pay, indemnify, and to hold the Lenders harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay by the Borrowers in paying, stamp, excise and other similar taxes other than taxes in connection with the Loan Documents payable by withholding, if any, if legal, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, and the other Loan Documents, and (c) to pay, indemnify, and hold the Lenders harmless from and against any and all other reasonable liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the Notes and the other Loan Documents (all of the foregoing, collectively, the “indemnified liabilities”), provided, that, the Borrowers shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the applicable Lender. A Person seeking to be indemnified under this Section 10.04 shall notify the Borrowers of any event requiring indemnification within ten (10) Business Days following such Person’s receipt of notice of commencement of any action or proceeding, or such Person’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder; provided, that, failure to deliver such notice shall not impair or limit the indemnification obligations of the

Memry Subordinated Loan Agreement

Borrowers except to the extent of actual prejudice. The Borrowers will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of their choice reasonably acceptable to the Person to be indemnified. If the Borrowers elect to assume the defense or settlement of any such action or proceeding, the Person to be indemnified (and its counsel) may continue to participate at its own expense in such action or proceeding. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder for one (1) year.

SECTION 10.05. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, and, subject to Section 10.05(b) and (c), all future holders of the Notes and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lenders.

(b) The Lenders may, in the ordinary course of their business and in accordance with applicable law, at any time sell to one or more (i) banks or other financial institutions or (ii) entities which are not then a Competitor (collectively, the “Participants”) participating interests in the Loan, the Notes or any other interest of the Lenders hereunder. In the event of any such sale by any Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note for all purposes under this Agreement, and the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any participation agreement entered into between any Lender and a Participant shall provide that such Lender shall retain the exclusive right to vote on proposed amendments, supplements, modifications, changes and waivers except for any of the foregoing with respect to (i) the extension of any date (as specified herein or in the Notes) of any payment of principal or interest in respect of the Loan, (ii) the reduction of the amount of any such payment of principal or (iii) the reduction of the rate of interest (other than the waiver of incremental default interest) on the Loan (as specified herein or in the Notes).

(c) The Lenders may, upon prior written notice to the Borrowers, in the ordinary course of their business and in accordance with applicable law, at any time assign to an Affiliate of a Lender or one or more banks or other financial institutions or entities (individually, a “Purchasing Noteholder” and collectively “Purchasing Noteholders”) all or any part of their rights and obligations under this Agreement and the Notes; provided, that, so long as no Event of Default shall have occurred and then be continuing, the Lenders shall not assign all or any part of their rights and obligations under this Agreement and the Notes to any Person who is not an Affiliate without the prior written consent of the Borrowers (such consent not to be unreasonably withheld); provided, however, that in no event may an assignment be made to a Competitor. Upon such sale, (x) the Purchasing Noteholder shall be a party hereto and have the rights and obligations of a Lender hereunder and the other Loan Documents based on the percentage of the outstanding principal amount of the Loan owing hereunder purchased by such Purchasing Noteholder and (y) the assigning Lender shall be fully released from its obligations under this Agreement and the other Loan Documents with respect to its interests so sold and cease to be a

Memry Subordinated Loan Agreement

party hereto and thereto if such Lender sold all of its interest in the Loan. Such assignment shall be deemed to amend this Agreement and the other Loan Documents to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Noteholder as party hereto and thereto and the removal of the assigning Lender as a party hereto and thereto, if applicable. On or prior to the date of such assignment, the Borrowers, at their own expense, shall execute and deliver to the Purchasing Noteholder in exchange for the surrendered Note a new Note to the order of such Purchasing Noteholder in an amount equal to the percentage of the outstanding principal amount of the Loan owing hereunder assumed by it pursuant to such assignment and, if the assigning Lender has retained a percentage of the outstanding principal amount of the Loan owing hereunder, a new Note to the order of such Lender in an amount equal to the amount retained by it hereunder. Such new Note(s) shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the assigning Lender to the Borrowers shall be marked “canceled.”

(d) The Agent shall maintain at its address referred to in Section 10.01 a register (the “Register”) for the recordation of the names and addresses of the Purchasing Noteholders and the percentage of, and principal amount of the Loan owing to, each Purchasing Noteholder from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Notes recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Lenders or any Purchasing Noteholder at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon the assignment of all or a portion of the Loan pursuant to this Section 10.05, the Agent shall promptly record such assignment in the Register and give notice of such recordation to the Purchasing Noteholders, the Borrowers and the Senior Lender.

(f) The Borrowers authorize the Lenders or any Purchasing Noteholder to disclose to any Participant, Purchasing Noteholder, prospective Purchasing Noteholder or prospective Participant, any court, regulatory body or agency having jurisdiction over the Lenders or Purchasing Noteholder any and all financial information in such Lenders’ or Purchasing Noteholder’s possession concerning the Borrowers and their Affiliates which has been delivered to the Lenders or Purchasing Noteholder by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to the Lenders or Purchasing Noteholder by or on behalf of the Borrowers in connection with the Lenders’ or Purchasing Noteholder’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement; provided, however, that prior to any disclosure to a Participant, Purchasing Noteholder, any prospective Purchasing Noteholder or prospective Participant, the Lenders or Purchasing Noteholder, as the case may be, shall obtain from each Participant, Purchasing Noteholder, prospective Purchasing Noteholder or prospective Participant an agreement in writing to treat such information confidentially and to abide by the provisions of this paragraph (f) and Section 10.08.

SECTION 10.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the

Memry Subordinated Loan Agreement

extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.07. Counterparts. This Agreement maybe executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to and held by the Lender and the Borrowers.

SECTION 10.08. Confidentiality. (a) The Lenders agree, on behalf of themselves and each of their Affiliates, to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to them by any of the Borrowers or their Subsidiaries pursuant to this Agreement, provided, that, nothing herein shall limit the disclosure of any such information (i) after such information shall have become public other than through a violation of this Section 10.08, (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel, accountants or other professionals or agents acting on behalf of the Lenders, (iv) to bank examiners or any other regulatory authority having jurisdiction over the Lenders or, or to auditors or accountants, (v) to the extent reasonably deemed necessary by the Lenders, in connection with any litigation involving the Borrowers or any of their Subsidiaries and the Lenders, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (vi) to Affiliates of the Lenders or to any Affiliate, assignee or participant (or prospective assignee or participant) so long as such Affiliate, assignee or participant agrees in writing to be bound by the provisions of Section 10.04 or (viii) to the U.S. Small Business Administration and its representatives for the purpose of the Lenders’ compliance with applicable rules and regulations of the U.S. Small Business Administration.

(b) Unless specifically prohibited by applicable law or court order, the Lenders shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lenders by such governmental agency) or pursuant to legal process.

(c) In no event shall the Lenders be obligated or required to return any materials furnished to them by the Borrowers or their Subsidiaries. The obligations of the Lenders under this Section 10.08 shall supersede and replace the obligations of the Lenders under any confidentiality letter in respect of this financing signed and delivered by the Lenders to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in the Loan from the Lenders.

SECTION 10.09. SUBMISSION TO JURISDICTION; WAIVERS. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER

Memry Subordinated Loan Agreement

LOAN DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS REGISTERED AGENT IN ITS STATE OF INCORPORATION OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED BY THE BORROWER; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

SECTION 10.10. GOVERNING LAW. PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.11. Third Party Rights. This Agreement is solely for the benefit of the parties hereto and, where applicable, the Senior Lender and their respective successors and assigns as permitted hereunder, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The Senior Lender and its respective successors and assigns are intended third party beneficiaries of Section 3.02 (to the extent of any limitation requiring the irrevocable payment in full in cash of the Senior Indebtedness prior to any prepayments of the Loan) and Article VIII of this Agreement and may enforce their rights with respect thereto directly against the parties hereto.

SECTION 10.12. Entire Agreement. This Agreement, together with the other documents and agreements referenced herein to be executed by the parties in connection herewith or that otherwise are executed by the parties concurrently herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, whether written or oral.

Memry Subordinated Loan Agreement

SECTION 10.13. The Agent.

(a) Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent, as agent, to take such action on its behalf under the provisions of this Agreement and each other Loan Document (including, without limitation, to act as collateral agent, under any Loan Document) and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent hereby accepts such appointment. The Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

(b) Limited Liability. None of the Agent or any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction).

(c) Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligations of the Borrowers to do so), pro rata, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.13(c) shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

MEMRY CORPORATION

By:	/s/ ROBERT P. BELCHER
Name:	Robert P. Belcher
Title:	Senior Vice President and
Chief Financial Officer

MPAV ACQUISITION LLC

By:	/s/ ROBERT P. BELCHER
Name:	Robert P. Belcher
Title:	Vice President

BROOKSIDE PECKS CAPITAL PARTNERS, L.P.

By:	BROOKSIDE PECKS MANAGEMENT, LLC, its General Partner

By:	/s/ DAVID D. BUTTOLPH
Name:	David D. Buttolph
Title:	Managing Director

IRONBRIDGE MEZZANINE FUND, L.P.

By:	IRONBRIDGE CAPITAL MANAGEMENT, LLC.,

its General Partner

By:	/s/ ROGER J. ROCHE, JR.
Name:	Roger J. Roche, Jr.
Title:	Managing Director

Memry Subordinated Loan Agreement

EXHIBITS

A	Form of Note

SCHEDULES

1.01	Other Existing Liens

2.02	Note Amounts

4.03	Real Estate

4.07	Litigation

4.14(b)	ERISA

4.17	Subsidiaries

4.21	Bank Accounts

6.10	Form of Accountants’ Access Letter

6.10(b)	Form of Accountants’ Response Letter

7.09	Existing Indebtedness

Memry Subordinated Loan Agreement

EXHIBIT A

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN, AND SUBJECT TO THE OTHER TERMS AND CONDITIONS SET FORTH IN, THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS THE SAME MAY BE AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”) DATED AS OF NOVEMBER     , 2004 AMONG MEMRY CORPORATION, A DELAWARE CORPORATION (THE “COMPANY”), PUTNAM PLASTICS COMPANY LLC (F/K/A MPAV ACQUISITION LLC), A CONNECTICUT LIMITED LIABILITY COMPANY (“NEWCO” AND TOGETHER WITH THE PARENT, THE “BORROWERS”), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, FOR ITSELF AND AS SUBORDINATED AGENT (AS DEFINED THEREIN), IRONBRIDGE MEZZANINE FUND, L.P., A DELAWARE LIMITED PARTNERSHIP, AND WEBSTER BUSINESS CREDIT CORPORATION, A NEW YORK CORPORATION (“AGENT”), AS SUCH SUBORDINATION AGREEMENT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

MEMRY CORPORATION

MPAV ACQUISITION LLC

SUBORDINATED PROMISSORY NOTE

DUE NOVEMBER     , 2010

$	New York, New York
November , 2004

FOR VALUE RECEIVED, the undersigned, MEMRY CORPORATION, a Delaware corporation (the “Parent”), and MPAV Acquisition LLC, a Connecticut limited liability company (“Newco” and together with the Parent, the “Borrowers”), hereby, jointly and severally, promise to pay to                     , L.P., a Delaware limited partnership (together with its registered assigns, the “Holder”), the principal sum of                      DOLLARS ($                    ) on November     , 2010 (the “Maturity Date”), with interest thereon from time to time as provided herein. This Note is one of the Notes referred to in the Subordinated Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers, the Lenders and the Agent. Capitalized terms used herein but not otherwise defined are used with the meanings given to such terms in the Loan Agreement. This Note is entitled to the benefits of the Loan Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated by this reference.

1. Interest.

(a) The Borrowers, jointly and severally, promise to pay interest on the Accreted Principal Amount (as defined below) of this Note at the rate of seventeen and one-half percent (17.5%) per annum (the “Interest Rate”) pursuant to Section 3.01(a) of the Loan Agreement. The Borrowers, jointly and severally, shall pay accrued interest quarterly in arrears on each Interest Payment Date, commencing on December 31, 2004 and on each Interest Payment Date shall pay interest accrued from (but excluding) the immediately preceding date of payment of interest through and including such Interest Payment Date. Interest on this Note shall accrue from the date of issuance until repayment of the Accreted Principal Amount and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of the actual number of days in the related period over 360 days. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of twelve percent (12%) per annum that shall have accrued and shall be unpaid as of such Interest Payment Date (for any Interest Payment Date, the “Current Pay Interest Rate”) shall be paid on such Interest Payment Date by wire transfer of immediately available funds to an account at a bank designated by the Holder. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of five and one-half percent (5.5%) per annum that shall have accrued and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, the “PIK Amount”) shall be paid on such Interest Payment Date by the addition (as of such Interest Payment Date) of such PIK Amount to the principal amount outstanding under this Note; it being understood and agreed that the Borrowers, at their option, shall have the right to pay in cash on or before the applicable Interest Payment Date any or all of the amount that would otherwise be such PIK Amount and any amount so paid in cash shall not be added to the PIK Amount (i.e., shall not be so added to the principal hereof). At any time, the outstanding principal amount of this Note, including all PIK Amounts added thereto through such time, is referred to in this Note as the “Accreted Principal Amount”.

(b) Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, during the continuance of an Event of Default, upon notice from the Required Lenders, the Accreted Principal Amount of this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, at a rate equal to the per annum rate that would otherwise apply pursuant to Section 1(a) above or Section 1(c) below, as the case may be, plus two hundred basis points (2.0%) (such additional interest shall be payable on demand in immediately available funds and no PIK Amount shall be added to the Accreted Principal Amount of this Note in respect of such additional interest). In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Borrowers of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty.

(c) Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, in the event that the income before income taxes of the Borrowers and their Subsidiaries (x) for the Fiscal Year ending June 30, 2005 is equal to or greater than Four Million One Hundred Fifty Thousand Dollars ($4,150,000.00) or (y) for any Fiscal Year thereafter is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000.00), in each

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case as set forth in the audited financial statements of Borrowers and their Subsidiaries for such Fiscal Year delivered to the Lenders pursuant to Section 6.23 of the Subordinated Loan Agreement (provided that for purposes of calculating such income before income taxes for purposes of this Section 1(c) any expenses or charges with respect to the impairment of goodwill under SFAS 141 or 142 and any expenses or other deductions related to the Putnam Plastics Seller Debt shall be excluded as charges or expenses), during the period referred to in Section 3.01(a) of the Loan Agreement, (i) the Interest Rate shall be reduced to sixteen and one-half percent (16.5%), (ii) the Current Pay Interest Rate shall be as set forth in Section 1(a) of this Note and (iii) the PIK Amount shall be the amount of interest at the rate of four and one-half percent (4.5%) of the Accreted Principal Amount that shall have accrued but remain unpaid as of each Interest Payment Date.

2. Principal and Maturity Date. The principal amount and all accrued and unpaid interest outstanding under this Note shall become due and payable in full on the Maturity Date. Upon the Maturity Date, the Borrowers, jointly and severally, shall pay the then unpaid Accreted Principal Amount and all accrued and unpaid interest to the Holder in cash by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder.

3. Optional and Mandatory Prepayments. This Note may be prepaid by the Borrowers in whole or in part, at any time and from time to time, subject to the provisions of Section 3.02 of the Loan Agreement. This Note is subject to mandatory prepayment in certain circumstances as set forth in the Loan Agreement.

4. Security. The obligations of the Borrowers to the Holder hereunder are secured pursuant to the terms of the Pledge and Security Agreement.

5. Events of Default and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Holder shall be entitled to exercise any and all of the applicable rights and remedies set forth in the Loan Agreement and the Pledge and Security Agreement, subject to the provisions of the Subordination Agreement.

6. Waiver. Any term of this Note for the benefit of the Holder may be waived at any time by the Holder, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Holder. No waiver by the Holder of any term of this Note, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term of this Note on any future occasion. All remedies, either under this Note, the Loan Agreement, the Pledge and Security Agreement or by law or otherwise afforded, will be cumulative and not alternative.

7. Amendment. This Note may be amended, supplemented or otherwise modified only by a written instrument duly executed by the Borrowers and the Holder.

8. Headings. The paragraph headings used in this Note have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9. Invalid Provisions. If any provision of this Note is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Note will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised

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10. a part hereof, (c) the remaining provisions of this Note will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Note a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11. Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, this Note shall be governed by and construed in accordance with the internal laws of the State of New York.

12. Interpretation. The Borrowers and the Holder agree that in interpreting this Note there shall be no inferences against the drafting party.

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

MPAV ACQUISITION LLC		MEMRY CORPORATION

By:		By:
	Robert P. Belcher		Robert P. Belcher
	Vice President		Senior Vice President and Chief Financial Officer

Schedule 1.01 – Other Existing Liens

1.	Vehicle liens securing vehicle Indebtedness disclosed on Schedule 7.09.

2.	Intellectual property liens for the benefit of Connecticut Innovations Incorporated as disclosed in the disclosure schedules to any Senior Credit Agreements.

3.	UCC financing statements evidencing the capitalized lease described in item 2 on Schedule 7.09.

4.	For Information Only: UCC financing statements evidencing operating leases.

Schedule 2.02 – Note Amounts

Lender	Loan Amount
Brookside Pecks Capital Partners, L.P.	$4,000,000.00
Ironbridge Mezzanine Fund, L.P.	$3,000,000.00

Schedule 4.03 – Title to Properties

1.	Parent leases space at:

(i)	3 Berkshire Blvd., Bethel, CT 06801. (chief executive offices)

(ii)	4065 Campbell Ave., Menlo Park, CA 94025.

(iii)	4020 Campbell Ave., Menlo Park, CA 94025 (This is currently a sublease of a portion of the building. Parent is in the process of replacing the sublease with a direct lease from the master landlord of the entire building, and of then subleasing a portion of the building to a third party (the buyer of its former sublandlord’s business).)

2.	Newco, upon the funding of the Initial Advance and the simultaneous closing under the Putnam Acquisition Agreement, will lease the entire facility at 130 Louisa Viens Drive, Dayville (Town of Killingly), Windham County, Connecticut 06241.

Schedule 4.07 – Litigation

Memry Corporation vs. Kentucky Oil, NV et al. The referenced action was filed by Parent in the U.S. District Court for the Southern District of Texas on May 14, 2004. Parent filed the action in response to written statements made by defendants to a third-party known as Schlumberger Technologies (“Schlumberger”) alleging that Parent had misappropriated proprietary technology from defendants and improperly transferred it to Schlumberger. In its complaint, Parent alleged that the defendants committed libel, business disparagement, and engaged in unfair business practices against Parent as a result of the statements. In addition, Parent requested a declaratory judgment that no misappropriation of technology occurred. Pursuant to a stipulation between the parties, the civil action was transferred to the Northern District of California, San Jose Division, on September 13, 2004. Further, as result of the stipulation, defendants waived their objections to personal jurisdiction and Parent withdrew its claims for libel, disparagement, and unfair business practices, leaving Parent’s claim for a declaratory judgment as the sole remaining count. An initial Case Management Conference is currently scheduled before the California court for January 18, 2005. Defendants have recently added Schlumberger as an additional defendant to their cross-complaint.

Schedule 4.14(b) – Employee Benefit Plan Matters

Supplemental life insurance plans may continue at an employee’s election.

Employees receiving long term disability payments would continue to receive payments after termination, if still disabled.

Stock plan (and some stock option agreements and a de minimus amount of stock appreciation rights still in effect under a prior stock plan) leaves options/rights in effect for 90 days after termination before expiring.

Schedule 4.17 – Subsidiaries, etc.

1.	Newco:

a. State of Formation:	Connecticut

b. Equity: Authorized:	1,000 units

Issued and Outstanding:	1,000 units to Parent

2.	Wright Machine Corporation: (This Subsidiary has no material assets.)

a. State of Formation:	Delaware

b. Equity: Authorized:	3,000 shares of Common, par value $1.00

Issued and Outstanding:	100 shares of Common to Parent

3.	Joint Ventures:

a.	the Biomer Technology Investment; and

b.	the Specified Joint Venture (if consented to in writing by the Senior Lender).

Schedule 4.21 – Bank Accounts

Account Name	Bank	Account No.	Use
Memry Corporation	Webster Bank	000885825	Operating account - checking

Memry Corporation	Webster Bank	(Treasury sales)	Jumbo CD/Investments (Purchased through operating account)

Memry Corporation	Webster Bank	0548003578	Money market

Memry Corporation	Webster Bank	0008854979	Cash collateral (lockbox)

Memry Corporation - Sec 125 Health and Dependent Care	Webster Bank	0008896805	Checking/health & dependent care

Memry Corporation	Bank of America	0413403561	Checking (local account for West Coast operations)

Putnam Plastics Company LLC	Fleet Bank (soon to be Bank of America)	95037 33506	Checking (local account)

Schedule 6.10 – Form of Accountants’ Access Letter

November     , 2004

Via Certified Mail -
Return Receipt Requested

[NAME AND ADDRESS OF BORROWERS’ CPA]

Attn:

Ladies and Gentlemen:

Please be advised that in connection with a Subordinated Loan Agreement and related agreements thereto (as amended, modified, restated or supplemented from time to time, the “Agreements”), each dated as of the date hereof, by and between ourselves as a Borrower and as Borrowing Representative for all Borrowers so identified therein, certain Lenders as so identified therein, Ironbridge Mezzanine Fund, L.P., as a Lender, and Brookside Pecks Capital Partners, L.P., as a Lender and as Agent for all the Lenders, we have agreed, among other things, that the Lenders may, from time to time, confer directly with you with respect to our business and financial affairs and that we would direct you, which we hereby do, to answer questions with respect to our business and financial affairs, directly as and when requested. If and when such requests are made, please advise us of the nature of the request and your response thereto.

The instructions given by this letter shall be irrevocable so long as we have any obligations for money borrowed under the Agreements.

Very truly yours,

MEMRY CORPORATION Borrowing Representative on behalf of all Borrowers

By:
Name: Title:

Schedule 6.10(b) – Form of Accountant’s Response Letter

Dear Sir:

We have received your letter dated [date], a copy of which is enclosed. Please be advised that Deloitte & Touche LLP will comply with applicable professional standards concerning the disclosure of confidential client information with respect to any questions regarding financial matters of [blank] (the “Company”) directed to us by [name of third party specified] in connection with our engagement to audit [review] the Company’s financial statements. We do not, however, deliver to a lender or any third party, a company’s financial statements, or reports that we may issue to such company. Furthermore, we do not have, and we specifically disclaim, notwithstanding your authorization and direction, any obligation to deliver reports or disclose information to [name of third party specified]. In addition, we will not attend any meeting with [name of third party specified] or respond to any significant inquiry concerning the internal affairs of the Company without a representative from the Company’s management present. Furthermore, we may determine that certain inquiries or requests that might be directed to us should be directed to the Company’s management, or that we are not in a position to respond to certain questions or requests for information. Accordingly, this letter is not an agreement to respond, nor should the letter be construed as our agreement to respond, to inquiries from [name of third party specified]. We also wish to emphasize that our working papers are not the property of the Company and that we have not agreed to provide [name of third party specified] access to such working papers. We also wish to emphasize that our “management letters” are, as stated in such reports, “intended solely for the information and use of the audit committee, management, and others within the organization” and accordingly, should not be provided to third parties.

Yours truly,

DELOITTE & TOUCHE LLP

Schedule 7.09 – Existing Indebtedness

1. Auto financing loan with Chase on a company owned vehicle, with remaining principal balance of approximately $9,000.

2. Capitalized lease buyout with GE Capital, with remaining principal balance of approximately $24,000.